EXHIBIT 32.1

CERTIFICATION OF 10-KSB REPORT OF CHINA ENERGY CORPORATION FOR THE YEAR ENDED NOVEMBER 30, 2007

1. The undersigned are the Chief Executive Officer and the Chief Financial Officer of China Energy Corporation. This Certification is made pursuant to Section 906 of the Sarbanes-Oxley Act of 2002. This Certification accompanies the 10-KSB Report of China Energy Corporation for the year ended November 30, 2007.

2. We certify that such 10-KSB Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that the information contained in such 10-KSB report fairly presents, in all material respects, the financial condition and results of operations of China Energy Corporation.

This Certification is executed as of March 13, 2008.

/s/ WenXiang Ding WenXiang Ding President, Chief Executive Officer and Chairman of the Board

/s/ Fu Xu Fu Xu Secretary and Chief Financial Officer